Exhibit 23.3

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5235	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our reports, dated February 3, 2010 relating to the proved oil and gas reserves of ATP Oil & Gas Corporation (the “Company”) as of December 31, 2009, to the information derived from such reports and to the reference to this firm as an expert in Amendment No. 1 to the Form S-4 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Houston, Texas

December 10, 2010

1200, 530 - 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293 1501	TEL (303) 623-9147	FAX (303) 623-4258